Exhibit (a)10.1


                CONFIDENTIAL TRANSITION AND RETIREMENT AGREEMENT
                               AND GENERAL RELEASE

        THIS AGREEMENT, made and entered into on this 19th day of April 2002, by and between Air Products and Chemicals, Inc., a Delaware corporation (hereinafter "Air Products" or the "Company"), with its principal office in Allentown, Pennsylvania, and Leo J. Daley, an individual residing at 4535 Belmont Drive, Emmaus, Pennsylvania, 18049 ("Executive"), reads as follows:

I.     RECITALS

        A. The Company currently employs Executive as its CFO. The Company and Executive have mutually agreed that Executive's employment by the Company will be continued until October 4, 2002 (the "Retirement Date"), except as provided below, but during that period, Executive will transition out of his duties and employment and assist the Company in the identification and recruitment of a successor, with Executive retiring from employment on the Retirement Date. In the event that Executive's successor is fully engaged in services to the Company prior to the Retirement Date, as determined in the discretion of the Company's Chairman, President and CEO (the "CEO") and as provided herein, Executive shall cease to perform the duties of his office on the date specified by the CEO without any effect on the terms of this Agreement except as specifically provided herein.

        B. The Company and Executive wish to enter into an agreement, effective as of the date hereof, to (i) provide for transitional services to be rendered by Executive in a manner reasonably requested by the CEO prior to the Retirement Date, (ii) provide a release of the Company by Executive as to any claims including, without limitation, claims that might be asserted by Executive under the Age Discrimination in Employment Act, as further described herein, and
(iii) assuming that Executive performs the services required by this Agreement, retires on the Retirement Date and executes and does not rescind the Second Release, as defined herein, provide Executive with the benefits and entitlements described in Section 2.

II.     SUBSTANTIVE PROVISIONS

        In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

        1. The Company and Executive agree that Executive shall continue in employment and perform such duties for the Company as are related typically to the office of CFO and to the identification, recruitment and transitioning of his successor, in the manner reasonably directed by the CEO, in his sole discretion, beginning on the date hereof, and shall end his employment and resign all offices with the Company and all affiliates on the Retirement Date; provided, however, that, if Executive's successor has been hired prior to the Retirement Date and the successor is fully engaged in rendering services to the Company, (a) Executive's performance of the duties of his office shall end on any earlier date specified by the CEO which shall be not later than that date which is six weeks after the date such successor begins working as a full-time employee at the Company (the "Earlier Date"), (b) Executive shall make himself available to the CEO from time to time to consult by telephone through the Retirement Date with regard to the transition of his duties and related matters, and (c) Executive's compensation and benefits will continue until October 4, 2002 at the levels in effect as of the date hereof (except as otherwise provided in subparagraphs (b) and (c) of Section 2 hereof). Until the Retirement Date or Earlier Date, Executive shall report to the CEO, perform his duties faithfully and assist in the identification and recruitment of, and transition to, his successor. On the Retirement Date or Earlier Date Executive agrees to return to the Company his office keys, Company credit cards and all other Company property. If Executive complies with the provisions of this Section 1, he shall continue to have office space appropriate for his current position and reasonable secretarial assistance through the Retirement Date.

        2. In consideration of and subject to the performance of the obligations undertaken by Executive under Sections 4 and 7, the releases provided by Executive under Section 6 and, as contemplated by Section 1, Executive's provision to the Company of reasonable transition and other services through the Retirement Date and Executive's retirement on the Retirement Date, the Company shall pay or cause to be paid or provided to Executive, subject to applicable employment and income tax withholdings and deductions, the following amounts and benefits:

        (a) Promptly following the Retirement Date or, if later, promptly following the eighth day after the date of execution of the Second Release, as defined below, without revocation (the "Payment Date"), a lump sum payment before taxes) of $577,500 and an additional payment on the Payment Date representing 5 weeks vacation.

        (b) On the regular date for payments under the Company's Annual Incentive Plan, but no earlier than the Payment Date, a bonus for the Company's fiscal year ended September 30, 2002 ("FY02") if a bonus is determined to be due under the terms of the plan for other executives of the Company in accordance with the terms of the plan in the amounts currently contemplated to be paid to Executive; provided, however, that if Executive leaves employment prior to September 30, 2002 after the transition has been completed to the satisfaction obtains another full-time position and begins work at such position prior to of the CEO and September 30, 2002, then any payment under this subparagraph shall be proportionately reduced for the portion of FY02 in which Executive is working at such position.

        (c) Earnout of the Performance Shares granted to Executive under the Company's Long Term Incentive Plan with performance periods ending on September 30, 2002, (i.e., Cycles 1B and 2) to the same extent as determined by the Management Development and Compensation Committee of the Board of Directors of the Company (the "MD&CC") for other officers of the Company, to be paid following the deferral period applicable to such awards as provided in the applicable award agreements; provided, however, that if Executive leaves employment prior to September 30, 2002 after the transition has been completed to the satisfaction of the CEO and obtains another full-time position and begins working at such other position prior to September 30, 2002, then the number of any Performance Shares earned out in accordance with this subparagraph shall be proportionately reduced for the portion of FY02 in

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

which Executive is working at such position. Also, (i) consistent with that certain letter agreement dated December 4, 2001 and the exhibits thereto (the "LTIP Grant Letter"), the Non-Statutory Stock Options granted pursuant to the LTIP Grant Letter shall vest in accordance with their terms on October 1, 2002 and be or become exercisable on and after each of October 1, 2002, 2003, and 2004, and (ii) for purposes of Exhibits B and C of the LTIP Grant Letter and all existing stock option and deferred stock unit (i.e., known as Performance Share and Career Share) award agreements between the Company and Executive (together, the "Incentive Award Agreements"), Executive's termination of employment shall be deemed a retirement.

        (d) Payment of supplemental pension benefits equal to the difference between (i) Executive's accrued vested pension benefits under the Company's Pension Plan for Salaried Employees and Supplementary Pension Plan (together, the "Pension Plans") as of the Retirement Date and (ii) those pension benefits calculated by adding five years of service to the actual service credited under the Pension Plans for benefit accrual purposes, assuming that Executive's final average compensation under the Pension Plans is $577,500, unless Executive's actual final average compensation is higher, and that Executive had satisfied as of the Retirement Date the age and service requirements for any early retirement subsidy available under the Pension Plans. Supplemental pension benefits payable as a result of this subparagraph calculated in all cases reflecting service to October 4, 2002 shall be payable solely from the Company's general assets and shall be paid in the same form, and at the same time, as is elected by Executive for the payment of his benefit under the Supplementary Pension Plan.

        (e) $40,000 for transition support provided by Right Management Consultants or such other firm as Executive shall select, as well as for all other costs related to the transition.

            All payments and benefits under this Section 2 shall be made to Executive (or his estate or designated beneficiary) regardless of whether he dies or becomes disabled during the period in which payments are to be made; however, that that the payment under subparagraph (d) of this Section 2 shall be provided, paid in the same form, and at the same time, as provided for under the Supplementary Pension Plan.

        3. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive in the future. Executive also acknowledges that the Company is not required to enter into this Agreement and that a continuation of his employment by the Company through the Retirement Date will provide Executive with compensation and benefits that are substantially in excess of that to which Executive would have been entitled.

        4(a) Executive further agrees and acknowledges that by reason of his employment by and service to the Company, he has had access to confidential information of the Company and its affiliates, and, therefore, hereby reaffirms his obligations under, and agrees that

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

he shall continue to be subject to, the Employee Patent and Confidential Information Agreement entered into by Executive on May 14, 1979.

        (b) Executive acknowledges that the Company is generally engaged in business throughout the world. During Executive's employment by the Company and for two years after the Retirement Date, Executive agrees that he will not, unless acting with the prior written consent of Air Products, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is engaged in any manner anywhere (i) in one or more of the following businesses engaged in by the Company, determined as of the Retirement Date or the Earlier Date, if applicable: the industrial gas and/or the chemicals business, involving in the latter case alkyl amines, polymer emulsions, DNT and TDA, and/or specialty chemicals products, and/or services related to any of the foregoing; and/or
(ii) in any business under development to be owned or managed by the Company as of the Retirement Date or the Earlier Date, if applicable, and/or in any business divested by the Company but as to which the Company, on the Retirement Date or the Earlier Date, if applicable, has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company. Notwithstanding the foregoing, the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this subparagraph.

        (c) Executive also agrees that he will not, directly or indirectly, during the period described in subparagraph (b), induce any person who is an employee, officer, director, or agent of the Company, or any subsidiary or affiliate, to terminate such relationship, or employ, assist in employing, or otherwise be associated in a business referred to in subparagraph (b) with, any present employee or officer of the Company or of any subsidiary or affiliate of the Company, including without limitation those who commence such positions with the Company or any such subsidiary or affiliate after the Retirement Date or the Earlier Date, if applicable.

        (d) For the purposes of this subparagraphs (a), (b), and (c) of this
Section 4, the term "Company" shall be deemed to include Air Products and the controlled subsidiaries and affiliates of Air Products.

        5(a) Executive acknowledges and agrees that the restrictions contained in Section 4 are reasonable including as to duration, scope and geography and are necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and its subsidiaries and affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel.

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

        (b) Executive further acknowledges and agrees that a breach of the restrictions in Section 4 cannot be adequately compensated by monetary damages. Executive agrees that, the Company shall be entitled to (i) preliminary and/or permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, provided that the Company meets the relevant burdens of proof with respect to any preliminary and/or permanent injunctive proceedings other than as set forth above in this subparagraph (b), (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of
Section 4, and (iii) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which Executive has been granted a benefit contingent on a covenant similar to those contained in Section 4, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled including without limitation under the Incentive Award Agreements as modified by clause (ii) of Section 11 of this Agreement. In the event that the provisions of Section 4 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court (or other body to which the dispute was submitted for resolution) that made such adjudication, and that the provision otherwise be enforced to the maximum extent permitted by law.

        (c) If Executive breaches his obligations under Section 4, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allentown, Pennsylvania, consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

        6. For and in consideration of the benefits to be paid to Executive under this Agreement, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively referred to as the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which his heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of his employment with the Company to the date of these presents and particularly, but including without limitation, any claims arising from or relating in any way to his employment relationship and the termination of that employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws,

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

including any claims under the Age Discrimination in Employment Act ("ADEA"),
29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964,
                      -- ---
42 U.S.C. Section 2000e et seq., the Pennsylvania Human Relations Act, any
                        -- ---
contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become entitled to a benefit other than under any Company separation or severance plan or program (except as provided under this Agreement or under the CIC Agreement as defined and provided in Section 11 hereof). Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of any protection against a release of unknown claims. Notwithstanding the foregoing, Executive shall be indemnified by the Company as to any liability, cost or expense for which Executive would have been indemnified during employment, in accordance with the Company's certificate of incorporation or insurance coverages to the extent in force for executives of the Company serving in similar capacities generally, for actions taken on behalf of the Company within the scope of his employment by the Company. The payments and benefits provided by Section 2 shall be also be conditioned upon Executive executing, and not revoking as provided therein, another written release containing substantially the same provisions as described in this Section 6, in the form attached hereto as Annex 1, prior to the 22nd day following the Retirement Date (the "Second Release"). In consideration of Executive's release in favor of the Company, the Company shall execute a release in favor of Executive on the date the Second Release becomes irrevocable, in the form attached hereto as Annex 2.

        7. Executive further agrees, covenants and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to enforce this Agreement or to advise a third party of his obligations under this Agreement. Notwithstanding the foregoing, the Company and Executive also agree that for a period of two years following the Retirement Date, Executive will provide and that at all times after the date hereof the Company may similarly provide, with prior written notice to Executive, a copy of Section 4 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive's name. Executive agrees not to disparage the name, business reputation or business practices of the Company or its subsidiaries or affiliates, or its or their officers, employees, or directors, and the Company agrees not to disparage the name or business reputation of Executive.

        8. Executive hereby certifies that he has read the terms of the General Release contained herein, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this


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Agreement and General Release of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of the General Release contained herein other than those contained herein.

        9. Executive hereby acknowledges that he has the right to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 720l Hamilton Boulevard, Allentown, Pennsylvania, 18195-1501, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

        10. This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Executive as required by Section 2. Executive may not assign any of his personal undertakings hereunder.

        11. This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by the CEO; provided, however, that Executive agrees that, notwithstanding this Agreement, (i) the provisions of the Employee Patent and Confidential Information Agreement entered into by Executive on May 14, 1979, shall continue to apply in accordance with their terms notwithstanding this Agreement, and (ii) the provisions of the Incentive Award Agreements shall continue to apply in accordance with their terms except as otherwise provided in subparagraph (c) of Section 2 hereof as to Performance Shares and except that, for purposes of interpreting the provisions of the first indented clause of Section 2 of the "Conditions"(as defined in, and as set forth in Exhibit A to, each of the Incentive Award Agreements), "in Competition with the Company" shall mean a violation or breach of subparagraph
(b) of Section 4 of this Agreement; and provided further, however, that should a Change in Control of the Company, as defined in that certain agreement between Executive and the Company dated September 16, 1999 (the "CIC Agreement"), occur on or before the Retirement Date, the CIC Agreement shall continue in full force and effect and the Retirement Date under this Agreement shall be treated under the CIC Agreement as Executive's "Termination Date" for other than death, "Disability" or "Cause", as such terms appearing in quotations are defined in the CIC Agreement, and this Agreement shall be null and void.

        12. The Company and Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Philadelphia, Pennsylvania, of all claims


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or controversies, other than a request for equitable relief such as an injunction, arising out of the Executive's employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. The parties shall share the fees and costs of the arbitrator and all other costs in connection with any arbitration and each party shall bear its legal fee and expenses. Any such arbitration proceedings must be instituted by the party requesting a resolution within twelve months of the time that party knew, or should have known, of the events or facts giving rise to the dispute requiring resolution. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

        13. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

        14. The Company and Executive mutually agree that all public statements made by or on behalf of either of them with respect to Executive's transition from employment with and retirement from the Company in accordance with this Agreement shall be subject to the prior written consent of the other which consent will not be unreasonably delayed or denied.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:                            AIR PRODUCTS AND CHEMICALS, INC.

     /s/ W. D. Brown                      /s/ John P. Jones III
------------------------------     By:------------------------------
Secretary                          Chairman, President and CEO


     /s/ Leo J. Daley                     /s/ Paula E. Buchvalt
------------------------------     ---------------------------------
Executive                          Witness



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                                     ANNEX 1


                                 GENERAL RELEASE
                                 ---------------

        1. I, Executive, for and in consideration of certain payments to be made and the benefits to be provided to me under the Confidential Transition and Retirement Agreement and Mutual Release, dated as of April 19, 2002 (the "Agreement") with Air Products and Chemicals, Inc. (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but including without limitation, any claims arising from or relating in any way to my employment relationship and the termination of, and my retirement from, my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Section 621 et seq.,
                                                                     -- ---
Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the
                                                                   -- ---
Pennsylvania Human Relations Act, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or program (other than as provided for under the Agreement or under the CIC Agreement as defined and provided in Section 11 of the Agreement). Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company's certificate of incorporation or insurance coverages to the extent in force for executives of the Company serving in similar capacities generally, for actions taken on behalf of the Company within the scope of my employment by the Company.

        2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.
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

        3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on June 30, 2002 and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

        4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company through retirement.

        5. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

        6. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501, Attention: General Counsel.

        7. I hereby further acknowledge that the terms of Section 4 of the Agreement continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

     Intending to be legally bound hereby, I execute the foregoing Release this 20 day of May 2002.


/s/ Paula Buchvalt                                /s/ Leo J. Daley
------------------                              ---------------------
Witness                                         Executive






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


                                     ANNEX 2

                                     RELEASE
                                     -------

        1. Air Products and Chemicals, Inc., on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "Air Products"), for and in consideration of the release of Leo J. Daley ("Executive") executed in connection with the Agreement dated as of April 19, 2002 between Air Products and Executive (hereinafter the "Agreement"), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with Air Products to the date of this Release arising from or relating in any way to Executive's employment relationship and the termination of his employment relationship with Air Products, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between Air Products and Executive, other than the Agreement and the Employee Patent and Confidential Information Agreement entered into by Executive on May 14, 1979, and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to an any action attributable to a criminal act or to an action outside the scope of Executive's employment.

        2. Subject to the limitations of paragraph 1 above, Air Products expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Air Products understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

        3. Air Products hereby certifies that it has been advised by counsel in the preparation and review of this Release.

        Intending to be legally bound hereby, Air Products executes the foregoing Release this 28th day of May 2002.


/s/ Nancy Bickert                                /s/ John P. Jones  III
-----------------                             ---------------------------
Witness                                       Chairman, President and CEO


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